Exhibit No. 16.1

Gvura Corp.

File No. 333-188563

Form 8-K

Report Date: July 12, 2016

June 22, 2016

U.S. Securities and Exchange Commission

Division or Corporate Finance

100 F Street, NE

Washington, DC 20549

Gentlemen:

On June 22, 2016, this Firm received the final copy of a Current Report on Form 8-K to be filed by Gvura Corp. (SEC File #333-188563, CIK #0001623046) (“Company”) reporting an Item 4.01 – Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the final Form 8-K, Item 4.01 disclosures which we read.

/s/ David Lee Hillary Jr., CPA

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David Lee Hillary, Jr., CPA

Date: June 22, 2016

5797 East 169th Street, Suite 100 Noblesville, IN 46062     317-222-1416   www.HillaryCPAgroup.com